Exhibit 10.24

PROFESSIONAL RELATED SERVICES MASTER AGREEMENT
Agreement # CW196597

Template Revision Date: 2-Mar-

PROFESSIONAL SERVICES MASTER AGREEMENT

This Professional Services Master Agreement (the “Agreement”) is made and entered into on __ January 2010 (“Effective Date”) by and between Hewlett-Packard Company, a Delaware corporation, having a principal place of business at 3000 Hanover Street, Palo Alto, California, 94304-1112 and Active Power, Inc. a Delaware corporation having a principal place of business at 2128 West Braker Lane, BK 12, Austin, Texas 78758 (“Supplier”).

1.	Nature of Agreement

1.1
Scope.  This Agreement sets forth the terms and conditions under which Supplier shall perform Services and provide Deliverables.  Services and Deliverables will typically be provided as part of an HP Project for a Customer.  A SOW will be agreed to for each Project.  Except as otherwise stated in this Agreement, the parties intend, and hereby agree, that any such SOW shall be governed by this Agreement, as though the provisions of this Agreement were set forth in their entirety within such SOW, and so that each SOW and this Agreement shall be considered one, fully integrated document and agreement.

1.2
Eligible Purchasers.  This Agreement enables Hewlett-Packard Company, its Subsidiaries and Affiliates worldwide (“Eligible Purchasers”) to purchase Products and Services from Supplier and Supplier Subsidiaries and Affiliates.  Additionally, non- U.S. purchases of Products and Services may be made under a mutually agreed-upon and separately executed Local Implementation Agreement (“LIA”).  Such LIA will address local law, custom or circumstances.  For all purchases of Products and Services, Eligible Purchasers will effect purchases by signing a SOW with Supplier, and then issuing a Purchase Order that will be governed by this Agreement and, for non-U.S. purchases, by this Agreement and the LIA.  Hewlett-Packard Company is not responsible or otherwise liable for any LIA or Purchase Order issued under this Agreement by an HP Subsidiary or HP Affiliate unless Hewlett-Packard Company has signed said LIA or Purchase Order and is a party to same.  Supplier may impose its typical creditworthiness standards with respect to any sale on credit to an Eligible Purchaser, and if such standards are not met, to require prepayment.

1.3
Term of Agreement.  Unless terminated earlier as provided for in this Agreement, this Agreement will have a term of three (3) years from the Effective Date set forth above.  HP shall have the option of renewing this Agreement for successive one (1) year terms, subject to HP providing notice no later than 30 days prior to expiration of the then-current term.

2.	Definitions

2.1
“Affiliates” means an entity whose voting shares are owned less than fifty percent (50%), but at least ten percent (10%) by a party to this Agreement and which is not controlled by, or under common control with, a party to this Agreement as its Subsidiary.

2.2	“Customer” means a customer for whom HP will carry out a Project.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 1

2.3	“Deliverable” means the items, including, but not limited to Products, to be provided by Supplier to HP or Customer(s) in satisfaction of Supplier’s obligations to HP under an SOW.

2.4	“HP” means Hewlett-Packard Company and its Subsidiaries and Affiliates.

2.5
“Intellectual Property” or “Intellectual Property Rights” means any ideas, whether or not patentable, inventions, discoveries, processes, works of authorship, marks, names, know-how, and any and all rights in such materials throughout the world, whether existing under statute, common law or equity, now or hereinafter recognized, including but not limited to (a) patents, designs, inventor’s certificates, utility models, copyrights, moral rights, trade secrets, mask works, trade names and marks, service marks, trade dress, domain names and know-how, and (b) any application or right to apply for any of the rights referred to in clause (a); and (c) all renewals, extensions, and restorations, now or hereafter in force and effect for any of the rights referred to in clause (a).

2.6
“Open Source” means any software having license terms that require, as a condition of use, modification, or distribution of the software that such software or other software combined or distributed with such software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge.

2.7
“Personnel” means all workers, including but not limited to Supplier’s employees, temporary personnel, flex-force and others employed or contracted by Supplier for the provision of Services to HP hereunder.

2.8
“Pre-Existing Intellectual Property” means any Intellectual Property of a party existing prior to the commencement of any work performed pursuant to the Agreement and all Intellectual Property that is conceived or developed outside of the scope of this Agreement without the use of the other Party’s confidential information or materials.

2.9	“Prime Agreement” means an existing and/or future agreement(s) and/or statement(s) of work between HP and Customer regarding a Project.

2.10	“Project” means a specific engagement or assignment to supply Services and/or Deliverables to a Customer.

2.11	“Purchase Order” means a written (electronic, hardcopy or fax) purchase order issued by HP to Supplier referencing this Agreement.

2.12
“Services” includes, but is not limited to, site preparation, Product installation, consulting, training, technical support, maintenance, warranty, and time and materials services related to the installation, use, or repair of Products, provided or to be provided by Supplier pursuant to this Agreement as specified in an SOW.  Services may additionally include the repair and maintenance of HP POD products.

2.13	“Site” means any HP, third party, or Customer location where Services are provided.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 2

2.14
“Statement of Work” or “SOW” means a document that describes the specific Services and/or Deliverables to be performed or provided under this Agreement that is signed by an authorized representative of both Supplier and HP.

2.15	“Subcontractor” means any and all third parties that have direct contracts with Supplier or with another subcontractor of Supplier to perform a portion of the Services under this Agreement.

2.16
“Subsidiary” means an entity controlled by, or under common control with, a party to this Agreement, through ownership or control of fifty percent (50%) or greater of the voting power of the shares or other means of ownership or control, for as long as such ownership or control continues to exist.

2.17
“Product(s)” as used herein shall mean the Supplier devices, products or systems and all parts and accessories thereto that may be listed from time to time in a Statement of Work (each of which may be based on Exhibit A attached hereto and incorporated herein).

3.	Project Terms

3.1
Services.  Supplier will provide those Services described in the SOW when and as provided in the SOW, subject to and in compliance with the terms and conditions of this Agreement and all Applicable Laws.  All Services will be performed as specifically described in, and authorized by, a Purchase Order and accompanied by a SOW.

3.2
Statement of Work.  The parties shall execute a SOW for the undertaking by the parties of each Project.  A SOW shall be in the form of the template attached to this Agreement as Exhibit A.  Upon execution of the corresponding SOW and receipt and acceptance of the Purchase Order, Supplier shall undertake to manufacture and ship the Deliverables and perform the Services as described in the SOW.  Services set forth in any one SOW may be concurrent with and/or successive to other Services under their respective SOW. [ * ].

3.3
Prime Agreement.  HP and Supplier acknowledge that certain terms and conditions set forth in the Prime Agreement between HP and Customer may relate to Supplier’s Services and/or Deliverables, and may be different than the terms and conditions of this Agreement and/or the SOW.  To the extent if any that HP and Supplier agree to incorporate such a conflicting term or condition from a Prime Agreement into a particular SOW, that conflicting provision will be expressly set forth in the SOW and agreed upon by the Parties (each a “Customer Flow Down”).  Except to the extent (if any) expressly incorporated into an SOW that is agreed upon by HP and Supplier, conflicting provisions in a Prime Agreement will have no effect on the terms and conditions of this Agreement or the SOW.

3.4	Good-Faith Cooperation. Supplier shall cooperate fully with HP in resolving any dispute involving Customer regarding Services or Deliverables.

3.5
Permits, Licenses and Inspections.  Supplier will secure and pay for all licenses, permits and inspections necessary for prosecution and completion of the Services.  Upon HP’s request, Supplier will deliver to HP copies of all permits, written approvals, licenses and inspections promptly after their receipt by Supplier.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 3

3.6	Intentionally left blank.

3.7
Replacement or Removal of Personnel at HP’s Request.  HP may at any time request the replacement or removal of Supplier’s representative, Personnel, or Subcontractor(s) assigned to the Project, but only with cause, and Supplier will immediately comply with such requests.  HP will not be required to pay any additional costs associated with transitioning between Personnel removed for cause as provided in this Section 3.7.

3.8
Supplier Representative.  Supplier shall appoint a representative to supervise and coordinate Supplier’s performance of its obligations under this Agreement.  The representative shall provide professional and prompt liaison with HP and have the necessary expertise and authority to commit Supplier.  Supplier’s representative shall participate in status meetings with HP and shall submit to HP periodic status reports, at times and in formats reasonably agreed by the parties.  The Supplier Representative will prepare such periodic reports as reasonably requested by HP to measure Suppliers performance under this Agreement.

3.9
Customer Contact.  Supplier shall not have any contact with the Customer pertaining to the Services and/or Deliverables without the prior written consent of HP.  During the delivery phase of a Project Supplier may have direct communication with a Customer, limited solely to those communications necessary to effect delivery of the Deliverables and provision of the Services.

3.10
Performance to Schedule.  Supplier shall meet each milestone, schedule and due date on the date specified in the SOW.  Time is of the essence and Supplier shall provide prompt written notice to HP of any actual or anticipated delays, such notice to include a detailed plan to recover the time lost because of such delay.  In the event that Supplier fails to fulfill an obligation by the date specified in the SOW, Supplier shall, at the request of HP and in addition to HP’s other rights and remedies, arrange all such additional resources as are necessary to fulfill that obligation as early as practicable thereafter, at no additional charge to HP or Customer.

3.11
New and Follow-On Business.  If while delivering Services, Supplier becomes aware of the existence of potential follow-on work or additional opportunities for Customer specifically related to the Services or Deliverables, Supplier will disclose such information to HP.  Such notification will in no way prevent Supplier from pursuing such opportunities.

3.12
Supplier Sales Efforts.  Supplier may maintain and/or pursue direct business opportunities with the Customer; provided, however, when Supplier Personnel are engaged in the provision of Services or Deliverables under this Agreement, such Personnel may not engage in activities which in the opinion of HP are solicitation of future business from the Customer.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 4

4.	Financial Terms

4.1
Prices.  Prices for Services and Deliverables will be specified in a Purchase Order and/or SOW.  Further agreements related to pricing may also be documented in Exhibit B, “Pricing”.  Pricing for Services and Deliverables will be inclusive of all travel and per diem costs unless otherwise set forth in a Purchase Order or SOW and therefore approved by HP.

4.2
Taxes.  Except as otherwise provided in this Agreement, prices are inclusive of applicable value added tax and other similar taxes (collectively “VAT”), sales or use tax, freight charges and duties.  HP shall be responsible for all taxes with respect to payments made under this Agreement to the extent such taxes are included in the price.  HP shall not be responsible for any taxes measured by Supplier’s net income or taxes imposed through withholding.  If HP is required by law to withhold and remit tax relating to a Purchase Order, HP shall be entitled to reduce the payment by the amount of such tax.  For U.S. purposes, and notwithstanding any language to the contrary above, prices are exclusive of sales and use tax.  Such taxes, if applicable, shall be added separately in Supplier’s invoice, and HP shall remit such taxes to Supplier.  Supplier will not invoice or otherwise attempt to collect from HP for any taxes with respect to which HP has provided Supplier with (i) a valid resale or exemption certificate, (ii) evidence of direct payment authority, or (iii) other evidence, reasonably acceptable to Supplier, that such taxes do not apply.

4.3
Electronic Invoicing.  Unless otherwise directed by HP, Supplier shall invoice HP electronically, at Supplier’s sole expense.  Supplier is authorized to, and shall, submit such invoices and required information directly to HP’s authorized electronic invoicing contractor.  Supplier further understands that HP may utilize contractors, at HP’s sole discretion, to facilitate HP’s order and invoicing processes, and such use may entail disclosure of information about the Supplier and the receipt and processing of any Purchase Order, invoice, or related documentation.  Any such disclosure of information shall be under confidentiality obligations reasonably consistent with those agreed upon by HP and Supplier.

4.4	Payments. [ * ]. Payment will be in U.S. currency unless otherwise stated. Payment will not constitute acceptance of Services and/or Deliverables nor impair HP’s right to inspect.

4.5	Payment Conditions. [ * ]

4.6
Most Favored Pricing.  Supplier warrants that during the Term of this Agreement, the prices charged in this Agreement are not in excess of the lowest prices charged by Supplier to other similarly situated customers for similar Deliverables and Services that are purchased in similar quantities.

5.	Ordering

5.1
Purchase Orders.  Delivery of Services and/or Deliverables will be initiated by a Purchase Order issued to Supplier by HP and sent to the appropriate address as directed by the Supplier.  Each Purchase Order will be consistent with the corresponding SOW, and will include: (i) reference to this Agreement, (ii) reference to the SOW containing the project requirements; (iii) other instructions pertinent to the Project or Purchase Order; (iv) quantity and price; (v) shipping and/or Project Site; (vi) delivery dates; and (vii) reseller certificate number.  Each purchase order issued by HP to Supplier, whether or not referencing this Agreement, shall be subject to and governed by the terms of this Agreement.  HP may decide in its sole discretion whether to execute any particular SOW and whether to issue any particular Purchase Order.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 5

5.2
Order Acknowledgment.  Supplier will promptly review any Purchase Order and will notify HP in writing or electronically within five business days after HP submits the Purchase Order to Supplier whether Supplier accepts or rejects that Purchase Order.  Supplier may decide in its sole discretion whether to execute any particular SOW and whether to accept any particular Purchase Order.

5.3
PURCHASE ORDER REQUIREMENT.  SUPPLIER ACKNOWLEDGES AND AGREES THAT IT WILL NOT COMMENCE ANY SERVICES AND/OR DELIVERABLES FOR HP OR INCUR ANY RELATED EXPENSES OR COSTS UNLESS AND UNTIL IT HAS RECEIVED A PURCHASE ORDER EXPRESSLY AUTHORIZING SUCH SERVICES AND/OR DELIVERABLES.  SUPPLIER FURTHER ACKNOWLEDGES AND AGREES THAT IT SHALL NOT BE ENTITLED TO RECOVER, AND HEREBY IRREVOCABLY WAIVES ITS RIGHT TO PURSUE, ANY FEES, COSTS, LOSS OR DAMAGES FROM HP UNDER ANY LEGAL OR EQUITABLE THEORY IN CONNECTION WITH ANY SERVICES OR DELIVERABLES THAT WERE COMMENCED PRIOR TO RECEIPT OF A PURCHASE ORDER AUTHORIZING SUCH SERVICES AND/OR DELIVERABLES.  SUPPLIER FURTHER AGREES AND ACKNOWLEDGES THAT ABSENT A MUTUALLY AGREED AND WRITTEN AMENDMENT TO THIS PROVISION, THE FOREGOING SHALL BE TRUE NOTWITHSTANDING ANY REPRESENTATION, PROMISE OR INDUCEMENT, WHETHER ORAL OR WRITTEN, MADE BY ANY EMPLOYEE OR AGENT OF HP.  NOTHING CONTAINED HEREIN, NOR IN ANY STATEMENT OR WORK OR OTHER AGREEMENT OF THE PARTIES SHALL OBLIGATE HP TO ISSUE A PURCHASE ORDER UNDER ANY CIRCUMSTANCES.  NO SOW WILL BE EFFECTIVE OR CREATE ANY OBLIGATION ON EITHER PARTY UNLESS AND UNTIL HP ISSUES A CORRESPONDING PURCHASE ORDER TO SUPPLIER AND SUPPLIER ACCEPTS IT.

5.4
Changes.  Upon notice to Supplier, HP may propose a change to any requirement in a SOW and/or associated Purchase Order relating to undelivered Services or Deliverables.  If such change affects the price or schedule, the Supplier will promptly advise HP of any changes that it deems necessary and the parties will promptly negotiate an equitable charge and amend the SOW, and HP will issue a revised Purchase Order authorizing the changes.  HP will have no obligation to Supplier for any changes that are not authorized by a Purchase Order.  The template for the Change Order Form is attached as Exhibit G.

5.5
Acceptance.  Unless otherwise expressly provided in the SOW, HP will inspect, test, and accept or reject any Deliverable [ * ] after delivery of that Deliverable, or, if that Deliverable is being installed and/or commissioned by Supplier, then [ * ] after completion of such installation and/or commissioning.  Similarly, HP will accept or reject any Services [ * ] after delivery of those Services.  If not timely rejected, the Deliverable or Service will be deemed accepted, and each Deliverable or Service will be accepted unless it fails to conform to the express warranty requirements of Section 6 of this Agreement.  Any rejection will be in writing and will be accompanied by a reasonably detailed description of the basis for the rejection so that Supplier can promptly commence a remedy for the stated deficiency, and pursue that remedy with diligence.  After completion of any effort by Supplier to remedy the stated deficiency, this evaluation process will repeat, with additional [ * ] periods for HP to evaluate the Deliverable or the Service, as applicable, and if there are repeated rejections, additional periods shall be granted  to Supplier to seek to remedy the deficiencies.  Notwithstanding the preceding, HP may deem Supplier in breach of the Agreement for failure to deliver an acceptable Deliverable by the date specified in the SOW.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 6

5.6
Shipping Terms.  Unless otherwise expressly stated in the SOW, Deliverables (including Products) will be delivered to HP or its carrier Ex Works (Incoterms 2000) Supplier’s factory, and title and risk of loss to each Deliverable shall pass to HP upon delivery to the carrier at Supplier’s factory.  If a SOW does not specify detailed shipping instructions, and if HP does not provide such details when reasonably requested by Supplier in advance of the shipping date, Supplier shall exercise its reasonable judgment in selecting details regarding the shipment.  If HP provides special shipping instructions that increase the cost to ship a Deliverable, Supplier will notify HP before incurring that additional cost, and will add that additional cost to Supplier’s invoice.

6.	Warranties

6.1
Services and Non-Product Deliverables.  Supplier warrants that (i) Services will be performed in a timely, professional manner in accordance with schedule requirements and consistent with the prevailing standards of care and skill exercised by professionals in the applicable line of work on projects of similar scope and complexity; (ii) the Personnel performing the Services will be competent and knowledgeable in the relevant technologies; (iii) there is no copyright, patent, or trade secret or other proprietary right of a third party that would be infringed or misappropriated by HP’s or Customer’s use of the Service or Deliverables in accordance with Supplier’s published documentation for that Service or Deliverable; and (iv) all non-Product related materials and equipment supplied to HP, if any, and any associated workmanship, will be free from errors, faults, and defects and in conformance with the requirements of this Agreement and the associated SOW for a period of twelve (12) months following HP’s acceptance.  Supplier will ensure that all materials and equipment included in Deliverables that carry a manufacturer’s warranty are registered with the manufacturer in Customer’s name.

6.2
Product Warranty.  Supplier shall include an appropriate warranty statement of Supplier’s warranty to the Customer (or other end-user) with each individual Product package shipped to HP.  The foregoing warranty is the only warranty given by Supplier with respect to any Product, and is the only warranty HP is authorized to give the Customer (or other end user) on behalf of Supplier covering any Product sold under this Agreement.  HP will not provide and will expressly disclaim any independent warranty with respect to the Products in addition to Supplier’s warranty.  Supplier’s product warranty as of the Effective Date is attached hereto as Exhibit C, “Current Active Power Statement of Limited Warranty.”  Supplier may modify its product warranty statement at any time upon thirty (30) days written notice to HP, and the new product warranty statement will apply to each SOW signed by the Parties, and each Purchase Order issued by HP and accepted by Supplier, after the effective date of that new product warranty statement.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 7

6.3
Cure Period.  The exclusive remedies for any breach of Supplier’s product warranty are those expressly set forth in Supplier’s product warranty statement that is applicable to a particular Product.  With respect to the warranties given in Section 6.1, above, upon notice from HP, Supplier will promptly commence to remedy any non-conformance, and will diligently pursue that remedy until completion, with reasonable, periodic updates to HP regarding the status of that remedy within a thirty (30) day cure period, or a lesser time if based on requirements of the Prime Agreement that were incorporated into the applicable SOW.  With respect to any Service, the exclusive remedy will be to require Supplier to re-perform the Service in a manner that complies with the warranty requirements of Section 6.1.  With respect to any non-Product Deliverable, the exclusive remedy will be to require Supplier to promptly repair, replace or modify (at Supplier’s option) that non-Product Deliverable so that it complies with the warranty requirements of Section 6.1.

6.4
Export and Import Compliance.  Supplier will comply with all applicable export, import and trade-related laws and regulations of the United States and other nations.  Supplier warrants that: (i) the products, software, technology, and other materials provided under this Agreement are classified for export as being eligible for US export licenses exception TSU (Technology and Software Unrestricted) under the Department of Commerce Export Administration Regulations and do not include prohibited features or functionality related to cryptography; and (ii) neither the U.S. Department of Commerce nor any other U.S. government agency nor other national governments have denied or abridged the export privileges of Supplier, and that Supplier will give immediate notice to HP in the event that its export privileges are denied or abridged.  Supplier agrees that before releasing, transferring, or exporting any restricted products, software, technology, technical data or technical assistance to Country Groups D:1, E:1 and E:2 as identified in Supplement No. 1 to Part 740 of the U.S. Export Administration Regulations (see http://www.access.gpo.gov/bis/ear/pdf/740spir.pdf): Supplier will obtain any required US government authorization; and (ii) if any such restricted software, technology, technical data or technical assistance is provided by HP, Supplier will obtain written authorization from HP.

6.5
Supplier Warrants.  Supplier warrants (i) it is under no obligation or restriction, nor will it assume any such obligation or restriction, which would in any way interfere with or be inconsistent with, or present a conflict of interest with its obligations under this Agreement, (ii) it has full power and authority to enter into this Agreement to HP and to grant HP the rights granted herein, (iii) that each Service and Deliverable is free of any and all restrictions, settlements, judgments or adverse claims; and (iv) it is sufficiently experienced, properly qualified, registered, licensed, equipped, organized, and financed to perform the Services in compliance with the terms of this Agreement.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 8

7.	Intellectual Property Rights

7.1
Pre-existing Intellectual Property - Ownership.  Each Party will retain all right, title, and interest in and to its own Pre-Existing Intellectual Property irrespective of any disclosure of such Pre-Existing Intellectual Property to the other party, subject to any licenses granted herein.

7.2
Pre-Existing Intellectual Property – License.  Supplier will not use any Supplier or third party Pre-Existing Intellectual Property in connection with this Agreement unless Supplier has the right to use it for HP’s or Customer’s benefit.  If Supplier is not the owner of such Pre-Existing Intellectual Property, Supplier agrees to obtain from the owner all Intellectual Property Rights necessary for Supplier to comply with this Agreement and for HP to comply with the Prime Agreement, and to license such Intellectual Property Rights to HP and Customer in accordance with the express terms of this Agreement.

7.3
Supplier Intellectual Property.  As between HP and Supplier, all Intellectual Property Rights of Supplier shall remain the sole property of Supplier.  Supplier, as partial consideration for this Agreement, grants an irrevocable, non-exclusive, paid-up, world-wide license, with rights of sublicense, under Supplier’s Intellectual Property Rights, for the current owner of each Product purchased from Supplier (whether HP or the Customer) to import and sell that Product, and to use that Product in accordance with Supplier’s published documentation for that Product.  No other license or assignment of Supplier’s Intellectual Property Rights is expressed or implied in this Agreement.

7.4
Third Party Pre-Existing Intellectual Property.  Supplier will not incorporate any materials from a third party, including Open Source or freeware, into any Deliverable unless (i) Supplier clearly identifies the specific elements of the Deliverable to contain third party materials in the SOW of which it is aware that has restrictions or license rights attached thereto, (ii) Supplier identifies the corresponding third party licenses and any restrictions on use thereof in the SOW of which it is aware,(iii) approval is given by HP as evidenced by a signed SOW (or other written and fully executed agreement) and (iv) in the case of Open Source materials, approval by HP shall include approval in accordance with HP’s Open Source review processes.  Supplier represents and warrants that Supplier has complied and shall continue to comply with all third party licenses (including all Open Source licenses) associated with any software components included in the Deliverable or any other materials supplied by Supplier.  Supplier shall indemnify HP against any losses and liability incurred by HP and HP’s Customers due to failure of Supplier to meet any of the requirements in any of the third party licenses.  No Rights to HP Intellectual Property.  Except for the limited license to use materials provided by HP to Supplier (if any) as may be necessary in order for Supplier to perform the Services under this Agreement, Supplier is granted no right, title, or interest in any HP Intellectual Property.

7.5
No Reverse Engineering.  Except to the extent such restrictions are prohibited by applicable law, HP agrees not to reverse engineer any Product or other Deliverable, or any software that is incorporated into or provided by Supplier for use with a Product or other Deliverable.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 9

8.	Indemnities

8.1	Intellectual Property Indemnification.

8.1.1
Supplier shall defend, indemnify and hold harmless HP and Customer from all claims, losses, liabilities, damages, costs and expenses (including attorney and expert witness fees) suffered by reason of any third party claim to ownership of or any interest in any Deliverables, Services, or any portion thereof, including any claim made or any suit or proceeding brought against HP or Customer insofar as it is based on an allegation that any portion of the Services or Deliverables, when used in accordance with Supplier’s published documentation, infringes or violates any patent, copyright, trademark, trade secret, utility model, industrial design, mask work, moral right or other intellectual property right (“IP Claim”).  If the use of the Services, Deliverables, or any part thereof alone or in combination with other equipment, software, method or service is enjoined, and if that use and/or combination is in accordance with Supplier’s published documentation, then Supplier shall, at its sole expense and option: (i) procure for HP and Customer the right to continue using the Services or Deliverables in accordance with Supplier’s published documentation; (ii) replace the Services or Deliverables with a non-infringing version of equivalent function and performance; or (iii) modify the Services or Deliverables to be non-infringing without detracting from function or performance.

8.1.2
Notice.  HP will give Supplier prompt notice of any IP Claim.  If Supplier assumes defense of such IP Claim without reservation of rights, HP will provide Supplier the authority, information and reasonable assistance (at Supplier’s expense) necessary to defend.  Supplier will control defense, and HP will not settle such IP Claim without Supplier’s consent, not to be unreasonably withheld.  Should Supplier not diligently pursue resolution of such IP Claim or fails to provide HP with reasonable assurance that it will diligently pursue resolution, then HP may, without in any way limiting its other rights and remedies, defend the claim and collect all costs of doing so from Supplier.  Any settlement or compromise Supplier desires to enter into will be subject to HP’s prior approval, which must not be unreasonably withheld, or delayed.  HP and any other indemnitee may, in its or their discretion and at their sole expense, participate in the defense of such IP Claim.

8.2	General Indemnity.

8.2.1
To the maximum extent permitted by law, Supplier will defend, indemnify, protect and hold harmless HP, its Customers, its officers, directors, employees, agents, Subsidiaries and Affiliates from and against any and all claims, losses, liens, demands, attorneys’ fees, damages, liabilities, costs, expenses, obligations, causes of action, or suits, (collectively “Claims”) by a third party, to the extent caused by, arising out of, or connected in any way with:

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 10

(a)
any negligent act or omission, whether active or passive and whether actual or alleged, or willful misconduct, of Supplier or its employees, Subcontractors or agents, in the performance of this Agreement;

(b)	the breach of this Agreement by Supplier or its employees, Subcontractors or agents of any of its contractual obligations, covenants, undertakings or promises under this Agreement; or

(c)
property loss or damage, personal injury or death, that is caused by the negligence or willful misconduct of Supplier, or any of Supplier’s employees, Subcontractors or agents, provided that property loss or damage will not in any event be a covered Claim if the property loss or damage resulted from a Product (whether the operation of a Product, the failure of a Product to operate, the installation or maintenance of a Product, or otherwise), or from a breach of warranty with respect to a Product, Deliverable or Service.

9.	Insurance

9.1
Insurance.  During the term of this Agreement, Supplier shall maintain in full force and effect, at Supplier’s own expense, the insurance coverage and policy limits as specified in Exhibit D, “Insurance”.  In no event will the coverage or limits of any insurance maintained by Supplier under this Agreement, or the lack or unavailability of any other insurance, limit or diminish in any way Supplier’s obligations or liability to HP under this Agreement.

10.	Confidential Information

10.1
Confidential Information.  “Confidential Information” means any information disclosed by either party to the other party during the Term of this Agreement, that (i) is marked at the time of disclosure as proprietary or confidential, (ii) all information or data concerning or related to either party’s or Customer’s products (including the discovery, invention, research, improvement, plans, roadmaps, development, manufacture, or sale thereof), processes, or general business operations (including sales costs, profits, pricing methods, organization, and employee lists), and any information obtained through access to either party’s Information Systems (including but not limited to computers, networks, voice mail, etc.), either party’s or Customer technical data, either party’s or Customer’s customers, or this Agreement, any and all pricing information whether or not in the Agreement, (iii) relates to the Deliverables (if any); (iv) is or concerns any Customer provided information; or (iv) if orally disclosed, is identified at the time of disclosure as proprietary or confidential and is described as such in a written summary delivered to the receiving party within thirty (30) days of disclosure.  Confidential Information, however, does not include information that:  (a) is now or subsequently becomes generally available to the public through no fault or breach on the part of a receiving party; (b) is known by the recipient prior to disclosure as noted by tangible record; (c) is independently developed by the receiving party without the use of any Confidential Information of the disclosing party; or (d) the receiving party rightfully obtains without a duty of confidentiality from a third party who has the right to transfer or disclose it; or (e) is disclosed under operation of law without protective order or confidential treatment.

Active Power, Inc.	HP Confidential
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10.2
Confidential Information Obligations.  The receiving party will protect, and will ensure its employees, officers, agents and contractors will protect, Confidential Information by using the same degree of care as it uses to protect its own Confidential Information of a like nature (but no less than a reasonable degree of care) to prevent the unauthorized use, dissemination, disclosure or publication of such Confidential Information.  The receiving party may disclose the Confidential Information only to those of its affiliates and Subcontractors and their respective employees, contractors, and advisors who have a need to know and who are under an obligation of confidentiality at least as restrictive as that contained herein.  Each such recipient of Confidential Information will be advised of its obligations under this Agreement.  Confidential Information received may be used only to fulfill the purposes of the Agreement.  Customer Confidential Information may be used only to fulfill the purposes of this Agreement, or to communicate with or provide goods and services to the Customer under this Agreement.  If the receiving party or any of its affiliates or subcontractors is requested or required by subpoena, court order, or similar process or applicable governmental regulation to disclose any Confidential Information, the receiving party agrees to provide the disclosing party with prompt notice of such request or obligation so that disclosing party may seek an appropriate protective order or procedure if it elects to do so.

10.3
Customer Confidential Information.  Upon HP request related to any Project, prior to or simultaneously with execution of an SOW for that Project, HP may ask Supplier to execute such confidentiality agreement as Customer or HP may reasonably request, as a condition to HP signing that SOW with Supplier.

11.	Personal Data

11.1	“Personal Data” Defined.

11.1.1
“Personal Data” means information related to any identified, or identifiable, person or legal entity, including without limitation HP, Customers, subcontractors and including the employees or customers of HP, Customers and subcontractors.  “Personal Data” shall also mean any additional data deemed personal data by any applicable personal data protection law, regulation, or directive, which data is available to Supplier or to which Supplier has access (i) in connection with this Agreement or any SOW or Purchase Orders issued pursuant to this Agreement; or (ii) in the course of performing any Services pursuant to this Agreement, a SOW, or a Purchase Order or a Customer order.  “Personal Data” does not, however, include the written and electronic communications among HP, Supplier, and Customer, or any part of this Agreement, or any business record of Supplier, if the only information in that communication, contract, or business record that is related to an identified person is the name and/or contact information of a person or entity provided or maintained to identify the persons responsible for certain business functions under the Agreement and used solely for that purpose.

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11.2	Supplier Obligations.

11.2.1	With regard to any Personal Data that Supplier receives from HP and/or HP Customers to perform Supplier’s obligations under this Agreement, Supplier shall comply with all of the following obligations:

(a)	Supplier shall comply with all applicable data protection laws and/or directives.

(b)
Supplier’s use of the Personal Data is limited to performance of Supplier’s obligations under this Agreement.  Supplier may only disclose Personal Data to those Supplier employees and contractors that have a need to know in order to perform Supplier’s obligations under this Agreement and who have received privacy training from the Supplier.  Said Supplier employees must be bound by confidentiality obligations no less restrictive that those contained in Section 10 (Confidential Information) of this Agreement.

(c)
Supplier may not sell, rent, or lease Personal Data to anyone.  Supplier may not disclose Personal Data to any third party, even for preservation of Personal Data, nor transfer the Personal Data to any third country without the advance, written permission of HP.  In case Supplier is authorized by HP for subcontracting any services involving collecting, using, storing, transferring and otherwise processing Personal Data, Supplier will agree with its subcontractors to protect and process the Personal Data under terms no less restrictive than those contained in this Agreement.  Further, HP reserves the right, at its sole option, to enter into additional confidentiality agreements directly with such subcontractors in order to ensure adequate protection of Personal Data and comply with all Applicable Laws.  Supplier shall immediately notify HP if Supplier becomes aware of any unauthorized use or disclosure of Personal Data.

(d)
Supplier shall use the same degree of care as it uses to protect its own information of similar nature (but never less than a reasonable degree of care) to prevent unauthorized use, dissemination or publication of Personal Data and will implement any technical and organizational measures to protect and prevent the disclosure of Personal Data which are required by Applicable Law.  At a minimum, Supplier agrees to (i) implement appropriate technical and organizational measures to protect Personal Data against accidental or unlawful destruction or loss; unauthorized disclosure or access, in particular where processing involves the transmission of Personal Data over a network; alteration; and all other unlawful forms of processing and (ii) to implement appropriate procedures to ensure unauthorized persons will not have access to the data processing equipment used to process the Personal Data; any personnel it authorizes to have access to the Personal Data will respect and maintain the confidentiality and security of the Personal Data; and the measures and procedures that it uses will be sufficient to comply with all legal requirements.  Personal Data shall also be considered Confidential Information and treated in accordance with the requirements for Confidential Information under this Agreement.

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(e)
In connection with protecting, collecting, storing, transferring and otherwise processing of Personal Data, Supplier agrees to act only in accordance with the requirements of this Agreement or instructions provided by HP either upon Supplier’s request or HP’s election.

(f)
Not to copy or reproduce any Personal Data without the express written permission of HP, except as technically necessary to comply with this Agreement (e.g., duplication of data stocks as backup protection against loss of data).

(g)
To immediately notify HP by telephone and follow up in writing if it becomes aware of any actual, suspected or alleged unauthorized use of, disclosure of, or access to Personal Data by itself or others, including notification of loss or suspected loss of data whether or not such data has been encrypted.  Supplier will cooperate with HP in the manner reasonably requested by HP and in accordance with law, including but not limited to: conducting the investigation; cooperating with authorities; notifying, at Supplier’s sole expense, affected persons, credit bureaus, other persons or entities deemed appropriate by HP; and issuing press releases.  Such cooperation will include without limitation: (i) HP access to Supplier records and facilities; (ii) Supplier provision of all relevant data and reports to HP; and (iii) prior advance approval by HP of any notifications to impacted individuals or press releases.

(h)	To inform HP promptly in writing if Supplier is of the opinion that any instruction from HP violates the applicable personal data protection regulations.

(i)	When collecting, using, storing, transferring and otherwise processing, Supplier shall adhere to all applicable export and personal data laws, regulations and rules.

(j)	Supplier will handle any Personal Data in a manner consistent with the current HP Privacy Policy, available as of the Effective Date at: www.hp.com/hpinfo/globalcitizenship/privacy/masterpolicy.html.

11.3	Records.

11.3.1
Upon request by HP or upon termination of the Agreement, Supplier shall deliver to HP any Personal Data in its possession and destroy any copies of Personal Data in the Supplier’s files, unless otherwise required under operation of law.

11.3.2
Upon request by HP with reasonable notice and during business hours, Supplier agrees to submit its data processing facilities, data files and documentation needed for processing to auditing by HP (or a duly qualified independent auditor or inspection authority selected by HP for such purpose and not reasonably objected to by the Supplier) to ascertain compliance with this Agreement.  Any auditor must sign Supplier’s non-disclosure agreement.

11.4	Disclaimers.

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11.4.1
Nothing in this Agreement shall be construed as an obligation (i) to disclose any particular information, (ii) to incorporate any disclosed information into a product, (iii) to warrant the accuracy or completeness of any information disclosed hereunder.

11.4.2
Notwithstanding the foregoing, nothing in this Agreement will be construed as an exclusion of any laws, regulations or rules pertaining to protection of personal data or export regulations that may be applicable to the services provided by Supplier under the Agreement and that must be observed by Supplier.

12.	Security

12.1
Information Systems Defined.  “Information Systems” means (i) devices including, but not limited to, computers, computer systems, servers, storage devices and communication systems; (ii) networks including, but not limited to video, voice, and data networks and their associated switching, routing and processing equipment; (iii) data and information that may be generated, stored, processed, retrieved or transmitted by such devices and networks, including software programs, specifications, and procedures for their operation, use and maintenance; and (iv) means of access to such devices, networks and data including, but not limited to, passwords, tokens, keys, logon scripts or other authentication information.

12.2
Access.  Access, if any, to HP’s or Customer’s Information Systems is granted solely to perform the Services under this Agreement, and is limited to those specific HP or Customer Information Systems, time periods and personnel as are separately agreed to by HP and Supplier from time to time.  HP or Customer may require Supplier’s, Supplier’s employees, Subcontractors or agents to sign agreements prior to access to HP’s or Customer’s Information Systems.  Use of HP or Customer Information Systems during other time periods or by individuals not authorized by HP is expressly prohibited.  Access is subject to HP and/or Customer business control and information protection policies, standards and guidelines as may be modified from time to time.  Use of any other HP or Customer Information Systems is expressly prohibited.  This prohibition applies even when an HP or Customer Information System that Supplier is authorized to access serves as a gateway to other Information Systems outside Supplier’s scope of authorization.  Supplier agrees to access Information Systems only from specific locations approved for access by HP.  For access outside of HP or Customer premises, HP will designate the specific network connections to be used to access Information Systems.

12.3
Security Measures and Audit Right.  Without limiting the foregoing, Supplier agrees to maintain security measures to comply with the above obligations and to ensure that access granted will not impair the integrity and availability of HP and/or Customer Systems.  Upon reasonable notice to Supplier, HP may engage an independent third party, at HP’s expense, to audit Supplier and the Customer may audit Supplier to verify Supplier’s compliance with these obligations.  As a condition to this audit, any third party auditor selected by HP must be reasonably acceptable to Supplier and must sign Supplier’s non-disclosure agreement.

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12.4
Site Access.  If HP permits Supplier access to any HP, third party, or Customer location where Services are to be performed (each a “Site”), then Supplier shall comply with all applicable Site security and safety policies and procedures, including, but not limited to,  Exhibit E, “General Safety and Security Policies.”  Supplier shall from time to time and in response to any specific request from HP, provide HP with a list of all Personnel whom it designates to perform the Services that will require access to the Site.  Supplier will immediately replace, at Supplier’s expense, Personnel who fail to comply with applicable Site security and safety policies.

13.	Limitation of Liability

Limitation of Liability.  EXCEPT FOR SUPPLIERS INDEMNIFICATION OBLIGATIONS, OBLIGATIONS UNDER SECTIONS 10 AND 11, HP WILL NOT BE LIABLE TO SUPPLIER AND SUPPLIER WILL NOT BE LIABLE TO HP OR CUSTOMER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF DATA, PROFITS OR REVENUE, COST OF CAPITAL OR DOWNTIME COSTS), OR FOR ANY EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR ANY PURCHASE ORDER, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.	Termination

14.1	Termination Conditions.

14.1.1	This Agreement, all or any part of a Purchase Order, and/or all or any part of an SOW hereunder may be terminated upon notice in writing:

(a)	By HP, with or without cause, upon thirty (30) days advance written notice.

(b)
By HP, with or without cause, in the event a change request, as described in Section 5.4 (Changes), is not agreed within ten (10) days after such change is proposed, provided, however, that termination under this subsection (b) shall only be effected with respect to the Service(s) or Deliverable(s) that were subject to the change request.

(c)	By HP, with or without cause, in the event of a Force Majeure event, as described in accordance with the provisions of Section 15 (Force Majeure) below.

(d)
By either party if the other party breaches any material provision of the Agreement, of all or any part of a Purchase Order, and/or of any SOW hereunder, and such breach is not cured within thirty (30) days or a lesser time if based on requirements of the Prime Agreement that were expressly incorporated into and agreed-upon in the applicable SOW, after written notice thereof is received by the other.

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(e)
By either party, immediately, if the other party has a receiver appointed, or an assignee for the benefit of creditors, or in the event of any insolvency or inability to pay debts as they become due by the other party, except as may be prohibited by applicable bankruptcy laws.

(f)	By HP immediately if the Prime Agreement or the relevant portion thereof is terminated.

14.2	Effect of Termination.

14.2.1
Upon termination of this Agreement for any reason, each Purchase Order (and the corresponding SOW) not specifically terminated will continue and the terms and conditions of this Agreement will continue to govern the Purchase Order.  Upon termination of any SOW or Purchase Order, and conditioned upon reaching agreement with HP regarding the equitable amount due for any in-progress Deliverables, Supplier will immediately provide HP with any and all in-progress Deliverables, and all completed Deliverables that have a scheduled shipment date that falls on or before the effective termination date.  As HP’s sole obligation to Supplier resulting from termination of a Purchase Order, HP will pay Supplier for Services that have been rendered, plus an equitable amount for the partially completed Deliverables, plus the agreed to price for the completed Deliverables.

14.3	Return of Materials.

14.3.1
Upon termination of this Agreement or completion of Supplier’s performance under an SOW, whichever occurs first, Supplier shall promptly upon HP’s request return to HP all materials and or tools provided by HP or Customer under this Agreement, and all written Confidential Information provided by HP or Customer to Supplier, unless any of the foregoing relate to an SOW that has not yet been terminated, and HP shall promptly upon Supplier’s request return to Supplier all written Confidential Information provided by Supplier to HP, unless related to an SOW that has not yet been terminated. However, neither HP nor Supplier will be required to return or destroy all or any portion of its email records, computer backup archives, or database records.

14.4	Surviving Provisions.

14.4.1
The following sections shall survive the termination or expiration of this Agreement:  Section 1 (Nature of Agreement), Section 2 (Definitions), Section 4 (Financial Terms), Section 6 (Warranties), Section 7 (Intellectual Property Rights), Section 8.1 (Intellectual Property Indemnity), Section 8.2 (General Indemnity), Section 9 (Insurance), Section 10 (Confidential Information), Section 11 (Personal Data), Section 13 (Limitation of Liability), Section 14.2 (Effect of Termination), Section 20 (General Provisions), and all licenses expressly granted to HP for Deliverables.

14.5	Temporary Suspensions

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14.5.1
HP shall have the right to temporarily suspend the performance of Services under a SOW as a part of an HP mandated temporary suspension (each, a “Temporary Suspension”); provided, however, that (i) HP shall provide Supplier with advance notice of each Temporary Suspension as soon as possible; (ii) Supplier shall not be obligated (but shall use commercially diligent efforts at no additional cost to HP) to retain the availability of its Personnel to resume providing Services upon the expiration of the Temporary Suspension; and (iii) in the event that the Temporary Suspension becomes permanent, as determined in the sole discretion of HP, then the relevant SOW shall be deemed to be terminated without cause pursuant to Section 14 (Termination).  For purposes of this section only, in addition to the methods of notice permitted in Section 20.6 (Notices), notice of temporary suspension may also be provided via electronic mail and voice mail to (i) the person identified in the Agreement to receive notices, or (ii) under this agreement notices may instead be sent to the applicable Project Managers identified in each SOW.

15.	Force Majeure

15.1
Force Majeure.  Nonperformance of either party will be excused to the extent that party’s performance is rendered impossible by an act of God, or other cause beyond the party’s reasonable control including earthquake, fire, flood, war, embargo, riot or an unforeseeable intervention of a government authority where the failure to perform is beyond the control and not caused by the negligence of the non-performing party which causes complete business interruption for a period of two (2) or more business days.  The non-performing party shall give prompt notice of the delaying event with an estimate of its duration and make reasonable efforts to perform.  Should such a force majeure event last more than fourteen (14) calendar days, HP may by written notice to Supplier terminate this Agreement, the affected SOW and/or Purchase Order.

16.	Relationship of the Parties

16.1	Independent Contractors.

16.1.1
Supplier will act solely as an independent contractor.  Nothing contained herein will be construed to create the relationship of principal and agent, employer and employee, partners or joint venturers.  HP assumes no liability for personal injury or property damage arising out of Supplier’s performance of this Agreement.

16.2	Personnel.

16.2.1
All Personnel shall be subject to the direction, supervision, and control of Supplier.  Supplier will be fully responsible for the acts and safety of Personnel while rendering Services to or for HP, its officers and employees.  Supplier shall enforce strict discipline and good order among its Personnel and shall ensure that all Personnel comply with all applicable provisions of this Agreement.  Supplier shall not employ Personnel unfit or unskilled in the work assigned to them.  As between HP and Supplier, Supplier shall be solely responsible for:

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(a)	Payment of all Personnel compensation; and

(b)	Payment of Personnel legal and contractual benefits, including but not limited to social security, health insurance coverage and occupational benefits; and

(c)
Compliance with all other employer duties and obligations in respect to Personnel, including payment of withholding taxes, as applicable locally; and Evacuation of Personnel, including from any Site, and all associated costs.

16.3	Back-Up Personnel.

16.3.1
Supplier shall provide back-up personnel for each of its Personnel assigned to perform Services and/or provide Deliverables as part of an HP Project for a Customer in the event of illness, disability, vacation, leave, or absence for any reason.  Said back-up Personnel shall cover all duties and responsibilities of Supplier’s regular Personnel with no disruption in service.  HP shall be informed prior to back-up Personnel being used.

16.4	Termination or Reassignment of Personnel

16.4.1
Supplier will immediately notify HP upon termination or re-assignment of any Personnel who have been granted access privileges to an HP or Customer Site, Information System or communication network, including but not limited to, voice mail and e-mail.  Additionally, Supplier shall be responsible for the return of all equipment, security badges and access cards issued to such Personnel by HP and/or Customer.

16.5	Subcontractors.

16.5.1
Supplier agrees to impose on its Subcontractors substantially the same obligations imposed upon Supplier under this Agreement with respect to safety, information security confidentiality, personal data, and HP’s Contingent Worker Code of Conduct (available at http://www.hp.com/go/supplierportal).  Prior to commencement of the Services, and subsequently as Personnel are added, Supplier shall provide HP with a list of Personnel performing Services at a Site for approval by HP.  Supplier’s execution of any subcontracts, including subcontracts approved by HP, will not relieve, waive or diminish any obligation Supplier may have to HP under this Agreement.  Supplier shall be responsible and liable for all acts of its Subcontractors, their employees or agents that are related to the Services or a Deliverable.  Compensation for subcontracted Services will be included in the fees and costs billed by Supplier according to Section 4 (Financial Terms) of this Agreement.

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16.6	Drug Testing and Background Checks.

16.6.1
Supplier shall, at Supplier’s own expense, comply with requirements set forth in Exhibit F, Drug Testing and Background Checks.  Supplier shall maintain records of required testing and background checks and make such records available to HP upon request.

16.7	Contingent Worker Code of Conduct

16.7.1	Supplier will comply with HP’s Contingent Worker Code of Conduct as made available at: http://www.hp.com/go/supplierportal.

16.8	Prior Employment

16.8.1
Individuals whose prior employment ended as a result of involuntary termination for misconduct on any HP or Customer premises are not permitted on the Site and Supplier shall not knowingly assign such individual to perform any Services under a SOW without prior written authorization from HP.  Personnel assigned to a SOW must not have been regular employees of HP at any time during the twelve (12) month period immediately prior to the assigned Personnel’s first day of work on the applicable SOW.

17.	(Omitted)

18.	Audit and Recordkeeping

18.1
Right to Audit. In the event HP’s Customer requires the right to audit HP’s subcontractors, Supplier agrees that HP’s customer shall have such audit rights as are required to be flowed down to subcontractors.

18.2
Reports.  Supplier may be asked to prepare and submit draft reports and final reports to HP as part of the Services.  For analytical work performed by Supplier, reports must include a description of analytical methods and quality assurance procedures employed.  Upon request, Supplier will also provide HP with one copy of the text of any report in electronic format.

18.3
Records.  Supplier will maintain books, records, documents and other evidence pertaining to costs, charges, fees and other expenses incurred in connection with the Services to the extent and in such detail as will properly evidence all costs or labor, materials, equipment, supplies and work, and other costs and expenses of whatever nature for which reimbursement is claimed under the provisions of this Agreement.  Such records shall be retained for a period of no less than five years.

18.4
Quality.  In the event of any quality issues or concerns, upon reasonable, prior, written notification, HP shall have the right to review Supplier’s quality control processes related to the quality issue or concern, and Supplier shall provide HP with access to or copies of Supplier’s related records.

19.	(Omitted)

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20.	General Provisions

20.1
No Assignment.  Supplier shall not delegate its duties nor assign its rights or obligations under this Agreement and/or any SOW without HP’s prior written consent.  Any attempted delegation or assignment by Supplier without such consent shall be void.

20.2
Choice of Law.  This Agreement shall be interpreted and governed by the laws of the State of New York, USA, without giving effect to that State’s choice of law rules.  Supplier and HP expressly agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or to the transactions processed under this Agreement.

20.3
Compliance with Applicable Law.  Supplier warrants that it will comply with all Applicable Law in its performance under this Agreement.  “Applicable Law” means all constitutions, laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits and legally binding requirements of all federal, state and local governmental authorities applicable to either party’s performance under this Agreement.

20.4	Headings. The section captions and headings used in this Agreement are for reference only, and are not to be construed in any way as terms or be used to interpret the provisions of this Agreement.

20.5
Non-Restrictive Relationship.  Except for the express duties of confidentiality owed by HP to Supplier, and the acknowledgement of Supplier’s Intellectual Property Rights, nothing in this Agreement shall be construed so as to preclude HP from independently developing or from acquiring, marketing or providing similar products or services that may perform the same or similar functions as the Services and/or Deliverables.  In addition, except for the express duties of confidentiality owed by Supplier to HP, and the acknowledgement of HP’s Intellectual Property Rights, nothing in this Agreement shall be construed so as to preclude Supplier from marketing or providing the Services and/or Deliverables, or products or services similar to the Services and/or Deliverables, to third parties, in so far as such third parties are not competitors of HP under the same Customer opportunity.

20.6
Notices.  All notices required under this Agreement will be in writing and will be sent to the address of the recipient set out below, or such other address as the recipient may designate by notice given in accordance with this section.  Any such notice may be delivered by hand, by overnight courier or by certified letter, return receipt requested, and will be deemed to have been received: (i) if delivered by hand - at the time of delivery; (ii) if delivered by overnight courier - 24 hours after the date of delivery to courier with evidence of delivery from the courier; (iii) if delivered by certified mail – three (3) business days after the date of mailing.  For purposes of this section the address of each party will be:

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SUPPLIER:

Active Power, Inc.
2128 West Braker Lane, BK12
Austin, TX 78758
Attn: Chief Financial Officer
Fax: (512) 836-4511

HP:

Hewlett-Packard Company
4 Buckthorn Lane
Savannah, GA 31411
Attn:  William Schwickrath
Fax:  (703) 842-6238

20.7
Precedence.  Except where expressly stated otherwise in this Agreement, if a conflict in contract terms arises, the order of precedence is as follows (in descending order):  (i) the applicable SOW, (ii) this Agreement, (iii) the exhibits and attachments to this Agreement.  (iv) HP Purchase Order terms on the face of thereof, and its annexes incorporated on the face thereof.  (No standard terms and conditions of purchase that are part of any HP Purchase Order will be given any effect, and no standard terms and conditions of sale provided by Supplier will be given any effect.)  Notwithstanding the foregoing, the following provisions in this Agreement will always control in the event of a conflict, unless the SOW expressly refers to this Section 20.7 and states that it overrides the particular provision of this Agreement  notwithstanding this Section 20.7:  Section 7 (Intellectual Property Rights), Section 8 (Indemnities), Section 9 (Insurance), Section 10 (Confidential Information), Section 11 (Personal Data), and Section 13 (Limitation of Liability).  If additional Customer Flow Downs (which must by definition have been expressly incorporated into the applicable SOW) imposes additional obligations on Supplier as to these six terms, this is not considered a conflict.  In such an event, Supplier will be required to comply with both HP’s terms and the additional requirements of the Customer Flow Down.

20.8
Publicity.  Except as provided herein, each party agrees not to publicize or disclose the existence or terms of this Agreement to any third party without the prior written consent of the other except as required by law.  In particular, no press releases (including postings on the internet) shall be made without the mutual written consent of each party.

20.9	Reference to Days. All references in this Agreement to “days” will, unless otherwise specified, mean calendar days.

20.10
Severability.  If any term or provision of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected.  In such event, the parties will negotiate a valid, enforceable substitute provision that most nearly effects the parties’ original intent in entering into this Agreement or provide an equitable adjustment in the event no such provision can be added.

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20.11
Waiver.  Neither party’s failure to exercise or delay in exercising any of its rights under this Agreement shall constitute or be deemed to constitute a waiver, forfeiture, or modification of such rights.  Waiver of a breach of this Agreement shall not be deemed a waiver of any future breach.  Any waiver must be in writing and signed by each party’s representative.

20.12
Dispute Resolution.  In the event of disagreement with respect to any aspect of this Agreement or any subordinate SOW or Purchase Order, the parties agree to discuss in good-faith to reach an amicable resolution, and to escalate such resolution process to the appropriate members of their respective management organization who have the power and authority to achieve a successful resolution.  Before either party commences an action, other than for an injunction or restraining or protective order against the other party, it shall give written notice to the other party of its intention to file such action, and the senior management of the parties then shall meet in good faith to resolve the dispute by an alternative dispute resolution method such as non-binding mediation.  If the first party to file an action under this Agreement or otherwise against the other Party is Supplier, then the exclusive forum and venue to resolve those claims and any and all other disputes related in any way to this Agreement shall lie in the courts, state or federal as they may have jurisdiction, in Texas.

20.13
HP Global Trade Requirements.  Supplier acknowledges that this Agreement is subject to the export, import and other trade-related laws and regulations of the United States and other national governments, including but not limited to the provisions in Exhibit H, “HP Global Trade Requirements” and agrees to exercise commercially reasonable efforts to comply with same.  Supplier expressly warrants that it will comply with all Applicable Laws and regulations of the United States and all other national governments relating to the export of technology or technical data with regard to any technology or technical data provided by HP to Supplier.

20.14
U.S. Federal Procurement Requirements.  Pursuant to FAR 52.212-5(e) and/or FAR 52.244-6, for any HP Purchase Order referencing a specific U.S. Government prime contract, all applicable procurement regulations required by federal statute or regulation to be inserted in U.S. Government subcontracts apply, including but not limited to FAR 52.203-13, Contractor Code of Business Ethics and Conduct, FAR 52.203-15, Whistleblower Protections under the American Recovery and Reinvestment Act of 2009, FAR 52.219-8-Utlization of Small Business Concerns, FAR 52.222-26 – Equal Opportunity, FAR 52.222-35-Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and other Eligible Veterans, FAR 52.222-36 – Affirmative Action for Workers with Disabilities, FAR 52.222-39 – Notification of Employee Rights Concerning Payment of Union Dues or Fees, FAR 52.222-41 – Service Contract Act of 1965, FAR 52.222-50 – Combating Trafficking in Persons, FAR 52.222-51, Exemption from Application of the Service Contract Act to Contracts for Maintenance, Calibration, or Repair of Certain Equipment – Requirements, FAR 52.222-53, Exemption from Application of the Service Contract Act to Contracts for Certain Service – Requirements, FAR 52.222-54, Employment Eligibility Verification, FAR 52.226-6, Promoting Excess Food Donation to Nonprofit Organizations, FAR 52.247-64 – Preference for Privately Owned U.S. Flag Commercial Vessels as required in accordance with paragraph (d) of FAR clause 52.247-64.  In addition, the Comptroller General of the United States, or an authorized representative of the Comptroller General, shall have access to and right to examine any of the Supplier’s directly pertinent records involving transactions related to this Agreement that are subject to these U.S. Federal Procurement Requirements as required by FAR 52.212-5(d)(1), Comptroller Examination of Record.  These provisions have the same force and effect as if they were stated in their full text.

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20.15
American Recovery and Reinvestment Act.  Pursuant to the American Recovery and Reinvestment Act of 2009, Public Law 111-5, for any HP Purchase Order referencing funding by the Recovery Act, all applicable procurement regulations required by federal statute or regulation to be inserted in U.S. Government subcontracts apply, including but not limited to FAR 52.204-11, American Recovery and Reinvestment Act – Reporting Requirements, and FAR 52.212-5, Contract Terms and Conditions Required to Implement Statutes or Executive Orders - Commercial Items Alternate II (May 2009), which provides for examination of any of the Contractor's or subcontractors' records that pertain to, and involve transactions funded by the American Recovery and Reinvestment Act of 2009.  These provisions have the same force and effect as if they were stated in their full text.

20.16
U.S. Government Rights.  Commercial software and commercial computer software documentation is provided to United States Government agencies in accordance with the terms of this Agreement, FAR 12.212 and DFARS 227.7202  For Commercial Technical Data the restrictions set forth in FAR 12.211 and for DoD agencies DFARS 252.227-7015 shall also apply.  Data first produced in the performance of work under this Agreement is provided to U.S. Government agencies in accordance with FAR 52.227-14(b)(1)(i).

20.17
Counterparts.  This Agreement or any SOW may be executed in duplicate originals, or, in separate counterparts which are effective as if the parties signed a single original.  A facsimile of an original signature transmitted to the other party is effective as if the original signature was sent to the other party.  The parties agree that this Agreement and any SOW hereunder will be considered fully executed when both parties have provided a facsimile of the Agreement or SOW containing a signed signature page to the other party.  Each party agrees that it will, upon request, immediately send to the other, by overnight courier, an original of the signed counterpart of the Agreement or SOW that was provided by facsimile.

20.18
No Third Party Beneficiary.  This Agreement does not confer any right or remedy other than to the parties hereto and their respective permitted successors and assigns, and no action may be brought against any party hereto by any third party claiming as a third party beneficiary to this Agreement or any accepted Purchase Order.  Nothing in this Agreement is intended to relieve or discharge any obligation or liability of any third party to any party to this Agreement, and nothing herein confers, or is intended to give any third party, any right of subrogation.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 24

20.19
Supplier’s Holiday Schedule.  Supplier agrees to follow the holiday schedule set forth in an exhibit to the applicable SOW for each Project.  Supplier shall not perform Services on any day identified on such exhibit, unless authorized in writing by the HP program manager.

20.20
Language.  This Agreement is drafted in U.S. English.  If it is translated into other languages, the U.S. English version alone shall govern.  If an exhibit or amendment is drafted in a language other than English, an English version shall always be created.

20.21
Entire Agreement.  This Agreement, together will all exhibits hereto, SOWs and Purchase Orders, constitutes the entire agreement between HP and Supplier and supersedes all prior or contemporaneous communications, representations, and agreements, whether oral or written, regarding the subject matter of this Agreement.  No modifications of, or amendments to, the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

21.	Exhibits

21.1
Exhibits.  All exhibits attached to this Agreement will be deemed a part of this Agreement and incorporated herein by reference.  The term “Agreement” includes the exhibits listed in this section.  Terms, which are defined in this Agreement and used in any exhibit, will have the same meaning in the exhibit as in this Agreement.

Exhibit A: Statement of Work Template

Exhibit B: Pricing

Exhibit C:  Current Active Power Statement of Limited Warranty

Exhibit D: Insurance

Exhibit E: General Safety and Security Policies

Exhibit F: Drug Testing and Background Checks

Exhibit G: Change Request Form

Exhibit H: HP Global Trade Requirements

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 25

APPROVED AND AGREED TO:

SUPPLIER: Active Power, Inc.	Hewlett-Packard Company

/s/ John Penver	/s/ Kathy McCurdy
Authorized Representative	Authorized Global Supply Chain Services Representative
February 4, 2010	February 1, 2010
Date	Date

John K. Penver	Kathy McCurdy
Printed name	Printed name

Chief Financial Officer	AMS Global Supply Chain Services Mgr
Title	Title

Authorized Business Representative (if required)

Date

Printed name

Title

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 26

Template Rev Date: 02-Mar-09

  EXHIBIT A

1	INTRODUCTION

This Statement of Work (the “SOW”) is entered into on Effective Date of SOW, between Hewlett-Packard Company (“HP”) and Active Power, Inc. (“Supplier”).  This SOW is governed by the terms of Agreement #CW196597 (the “Agreement”) as though the provisions of the Agreement were set forth in their entirety within this SOW and so that this SOW and the Agreement shall be considered one, fully integrated document.

2	PROJECT SCOPE

2.1	Purpose

This SOW is issued by HP in support of HP’s Project Title and/or Description project ("Project") for HP’s customer, HP Customer Name ("Customer").

2.2	Project Summary

Supplier will provide services for a fixed price or on a time and expenses basis, to HP for approximately Number of days/weeks/months beginning on or about Start Date, in order to fulfill the objectives of providing type of services to Customer as HP’s Supplier for the Project.  The Project location is at project location, e.g. Customer Address.

2.3	Terms and Acronyms

The following defined terms are in addition to those defined in the Agreement and shall apply to work performed by the Supplier under this SOW.

3	PROJECT MANAGEMENT

3.1	Supplier Project Manager

Supplier will assign a qualified and trained Project Manager to represent the Supplier on matters related to Supplier performance under this SOW.  The Supplier Project Manager is the interface to the HP Project Manager and is responsible for the day-to-day management, conduct and performance of Supplier employees and any HP authorized subcontractors used by the Supplier to deliver Services and/or Deliverables under this SOW.

Supplier Project Manager
Name
Title
Phone
email

3.2	HP Project Manager

HP will name and assign a qualified and trained Project Manager to represents HP on matters related to the Project, its delivery to the Customer, and the requirements of the Customer SOW.  The HP Project Manager is the interface to the Customer, and shall represent the Supplier on all such matters to the Customer.  The HP Project Manager is responsible for the overall conduct of the Project and for the accuracy and content of this SOW.  Changes to the Project impacting this SOW are coordinated with, approved, and managed by the HP Project Manager.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 27

HP Project Manager
Name
Title
Phone
email

3.3	HP Subcontract Manager

The HP Project Manager will engage and be represented by the identified HP Subcontract Manager on all procurement related matters, including but not limited to the governing Agreement terms, Customer Flowdowns, Supplier Project Pricing, and HP Purchase Orders.

HP Subcontract Manager
Name
Title
Phone
email

3.4	Supplier Performance Obligations

Supplier will have exclusive control over the means, method and details of fulfilling Supplier’s obligations hereunder including sole responsibility for managing the delivery of all Services and/or Deliverables hereunder.

3.5	Supplier Compliance with Agreement

Supplier will ensure that all applicable terms and conditions of the governing Agreement and this SOW are communicated to, understood by, and complied with by the Supplier resources assigned to this Project.

4	DESCRIPTION OF SERVICES

4.1	Supplier Provided Services

Supplier will provide the following services (collectively, the "Services"):  insert

4.2	Supplier Personnel Qualifications

Supplier will provide personnel with the following qualifications and skills to perform the Services:

4.3	Supplier Personnel

Supplier will provide the personnel identified and/or described in this SOW or an attachment hereto and represents that such personnel possess the requisite qualifications and skills to perform the Services.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 28

4.4	Replacement of Supplier Key Personnel

The personnel identified and/or described in this SOW or an attachment hereto as “Key Personnel” are considered to be essential to the work being performed hereunder.  Prior to diverting any of the specified individuals to other programs, or otherwise substituting any other personnel for specified Key Personnel, the Supplier shall notify HP at least insert number of days prior to the proposed substitution date and shall submit justification (including proposed substitutions) in sufficient detail to permit evaluation of the impact on Supplier performance.  No diversion or substitution shall be made by the Supplier without written consent of HP which shall not be unreasonably withheld.

4.5	Acceptance Criteria for Services

Acceptance will occur upon HP’s written acceptance of the Services.  In evaluating whether or not the Services are acceptable, HP will consider the following criteria:

5	DESCRIPTION OF DELIVERABLES

5.1	List of Deliverables

Supplier will provide the Services described in Section 4 to develop and deliver the following deliverables (collectively, the “Deliverables”):

5.1.1	Status Reports

Supplier will provide weekly written status reports that summarize:

a)	The Services (including all tasks and activities) performed and effort (hours) expended by Supplier for that time period.

b)
A forecast of activities proposed to be completed by Supplier during future weeks, and the estimated effort (number of hours) to complete those activities.  These projections for future week’s activities and effort will be for informational purposes only and will not be binding.

c)	Any issues that need to be addressed.

Supplier will submit its status reports to the HP Project Manager each week by Monday of the following week.

5.2	Acceptance Criteria for Deliverables

Acceptance will occur upon HP’s written acceptance of the Deliverables following Supplier’s delivery thereof.  In evaluating whether or not the Deliverables are acceptable, HP will consider the following criteria:

6	FEES

[Note] Determine the appropriate pricing model, either (i) time and materials or (ii) fixed price. Pricing models and terms will vary by Customer project and should mirror the Customer agreement. Customize as necessary.

[OPTION 1 - TIME AND MATERIALS Delete Sections 6.5 to 6.8 when this price option is selected]

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 29

6.1	Time and Materials Price Rate

Supplier will provide the Services and Deliverables on a time and materials basis at the hourly rate(s) set forth below for its personnel identified and/or described below in the Expertise Table and Rate Table by market offering, skill, level and role:

Expertise Table

Line Item	Market Offering	Skill	Level	Role

Rate Table

Line Item	Market Offering	Skill	Level	Role

6.2	Pricing Terms

[Note] Insert any additional pricing and related terms.

6.3	Payment Schedule

Invoices will only be sent after completion and delivery of all Services and/or Deliverables; provided, however, that notwithstanding the foregoing, invoices may be sent monthly for Services completed the prior month if the only Deliverables are regular written status reports of Services performed.  Notwithstanding the rendering of any invoice, payment for Services and/or Deliverables delivered hereunder is subject to HP’s and Customer’s acceptance of such Services and/or Deliverables.

6.4	Travel Expenses

Supplier will track and invoice HP for actual, reasonable and documented travel costs and expenses (“Expenses”) as incurred, consistent with the expense and travel restrictions set forth in the Agreement, if any.  Expenses must be approved in advance in writing by HP to qualify for reimbursement.  Expenses are estimated at $Estimated Dollar Amount.  No margin or uplift will be added to Expenses invoiced to HP.

[OPTION 2 – Fixed Price – Delete Sections 6.1 to 6.4 when this price option is selected]

6.5	Fixed Price

Supplier will provide the Services and/or Deliverables for a fixed price of $Fixed Dollar Amount.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 30

6.6	Payment Schedule

[Option 1 - Use this option when there will be a single fixed price payment.]An invoice will only be sent after completion and delivery of all Services, and/or Deliverables.  Notwithstanding the rendering of any invoice, payment for Services, and/or Deliverables delivered hereunder is subject to HP’s and Customer’s acceptance of such Services and/or Deliverables.

[Option 2 - Use this option when there will be multiple fixed price payments that are tied to the achievement of specific milestones.] Supplier will issue invoices in accordance with the following payment schedule:  Payment Schedule

6.7	Invoicing

Invoices will only be sent after achievement of the applicable milestone.  Notwithstanding the rendering of any invoice, payment for Services and/or Deliverables delivered hereunder is subject to HP’s acceptance of such Services, and/or Deliverables.

6.8	Travel Expenses

Travel costs and expenses are included in the price.

7	CUSTOMER FLOWDOWNS

The terms and conditions set forth below are terms and conditions flowed to the Suppler based upon the Customer prime contract with HP.  Such terms are applicable to the Supplier for this Project and may either be in addition to, amend fully or partially, or delete in their entirety, the terms and conditions contained in the Agreement governing this SOW.

Insert Customer Flowdowns here

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 31

8	SIGNATURES

This SOW may be executed in counterparts and by electronic signature and may be delivered by facsimile and/or electronic transmission.  Each counterpart will be deemed an original but all counterparts together will constitute one and the same instrument.

AGREED TO:

HP Entity (Authorized Business Representative)
Signature
Name
Title
Date

Supplier Entity
Signature
Name
Title
Date

(Global Supply Chain Services)
Signature
Name
Title
Date

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 32

EXHIBIT B
PRICING

[ * ]

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 33

EXHIBIT C
CURRENT ACTIVE POWER STATEMENT OF LIMITED WARRANTY

This limited warranty (“Limited Warranty”) constitutes the complete and exclusive warranty agreement between the original buyer (“Purchaser”) of the Active Power-branded power quality product (“Product”) and Active Power Inc. and its worldwide subsidiaries (“Active Power”) regarding warranty for the Products and supersedes any prior warranty or representation, including representations made in Active Power sales literature or advice given to Purchaser by Active Power or an agent or employee of Active Power, that may have been made in connection with Purchaser’s purchase of the Products.  No change to the conditions of this Limited Warranty is valid unless it is made in writing and signed by an authorized representative of Active Power.

WARRANTY COVERAGE

Active Power warrants to Purchaser that, subject to the terms of this Limited Warranty, each new Product sold by Active Power to Purchaser shall be free from defects in material and workmanship in normal use and service for a period of 12 months from the date of commissioning (as evidenced by a document executed by Active Power, if applicable) or 18 months from the date of shipment from Active Power, whichever period terminates first, as shown in the records of Active Power (the “Limited Warranty Period”).

This Limited Warranty is non-transferable to anyone who obtains ownership of the Product from Purchaser, and is subject to the following additions, exceptions, exclusions and limitations.

PROCEDURES

To make any warranty claim hereunder, Purchaser must direct its claim to Active Power, giving complete model, serial and code numbers, voltage and other Product details, and description of the problem.  Purchaser may write Active Power, attention Service Department, 2128 West Braker Lane, Austin, Texas 78758, USA, call the Service Hotline at 1-800-288-5081 in the USA only or email at apservice@activepopwer.com.  Purchaser must also provide us with any substantiation that we request, including proof of purchase, as a condition of receiving warranty service.  Defective Products under this Limited Warranty shall be returned to Active Power postage prepaid.

During the Limited Warranty Period, if any Product (or part thereof) is found, upon inspection by Active Power, to be defective in material and workmanship, Active Power will provide a new Product or part (or a repaired Product or part, or functionally equivalent alternative, at its election) and will return the same to Purchaser, postage prepaid.

If Active Power testing and examination does not disclose a defect warranted hereby, Active Power shall so advice Purchaser and shall dispose of the Product in accordance with Purchaser’s instructions and Purchaser shall reimburse Active Power for its expense in testing and examining such Product at Active Power’s standard rates.

No claim for breach of warranty, or any other claim, in tort, contract, or otherwise, arising out of or related to Products, may be commenced more than one (1) year following the expiration of the Limited Warranty set out above or the accrual of the claim, whichever occurs first.  Any such claim must be commenced in Texas and will be governed by Texas law.

All component parts removed under this Limited Warranty become the property of Active Power.  Repaired or replaced Products shall be warranted hereunder for the remainder of the Limited Warranty Period or twelve (12) months from the date of shipment of the repaired or replaced Product, whichever is longer.

Active Power is not responsible for damage to, loss of, or disclosure of any programs, data, or removable storage media contained on any Product returned for warranty service, or for the post-service restoration or re-configuration of any Product.

Notwithstanding anything to the contrary contained herein, in the event that Purchaser purchased the Product from an Active Power authorized distributor (“Distributor”), Purchaser shall contact such Distributor to make any and all warranty claims hereunder, and Active Power reserves the right to contract with Distributor such that Distributor carries out certain or all of the Active Power specified obligations hereunder.  In such event, Purchaser’s sole recourse for such warranty services shall be from Distributor.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 34

WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY

EXCEPT AS EXPRESSLY SET FORTH IN THIS LIMITED WARRANTY, ACTIVE POWER MAKES NO OTHER WARRANTIES WITH RESPECT TO ITS PRODUCTS AND SERVICES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, NON-INTERFERENCE OR PARTICULAR RESULTS.

THE REMEDIES OF PURCHASER SET FORTH UNDER THE PROVISIONS OF LIMITED WARRANTY OUTLINED ABOVE ARE THE SOLE AND EXCLUSIVE LIABILITY OF ACTIVE POWER WITH RESPECT TO THE PRODUCTS FURNISHED UNDER THE TERMS AND CONDITIONS OF SALE UNDER WHICH SUCH PRODUCTS WERE PURCHASED FROM ACTIVE POWER AND ANY RELATED WARRANTY SERVICES, WHETHER BASED ON CONTRACT, WARRANTY, NEGLIGENCE, INDEMNITY, STRICT LIABILITY OR OTHERWISE.

ACTIVE POWER SHALL IN NO EVENT BE LIABLE TO PURCHASER, ANY SUCCESSOR IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE RELATING TO THE PRODUCTS FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES, EVEN IF ACTIVE POWER WAS ADVISED OF OR SHOULD HAVE KNOWN ABOUT THE POSSIBILITY OF SUCH DAMAGES.

ANY IMPLIED WARRANTIES THAT MAY BE IMPOSED BY LAW ARE LIMITED IN DURATION TO THE LIMITED WARRANTY PERIOD.  SOME JURISDICTIONS DO NOT ALLOW A LIMITATION ON HOW LONG AN IMPLIED WARRANTY LASTS OR THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR CERTAIN PRODUCTS.  IN SUCH JURISDICTINS, SOME EXCLUSIONS OR LIMITATIONS OF THIS LIMITED WARRANTY MAY NOT APPLY TO PURCHASER.

Active Power’s maximum liability shall not exceed the purchase price paid for the Product upon which such liability is based.

Active Power reserves the right to elect, in its sole discretion, to give Purchaser a refund of Purchaser’s purchase price payments (less interest) instead of a repaired or replaced Product.

WARRANTY EXCLUSIONS

The Limited Warranty provided herein does not apply to equipment sold or furnished by Active Power but manufactured by others, as they are warranted by their respective manufacturers directly to the user, such as engine generators, switchgear and compressors.

This Limited Warranty does not apply to (i) failure occurring as a result of abuse, misuse, negligent repairs, repairs performed by non-Active Power certified personnel, corrosion, erosion, normal wear and tear, alterations or modifications made to the Product without the express written consent of Active Power; (ii) failure resulting from attachments, accessory items and parts not sold or approved by Active Power, damages arising from shipping, installation, accidents, tampering, vandalism or acts of God, (iii) failures resulting from any use or installation which Active Power judges improper, or failure to follow the recommended operating practices and maintenance procedures as provided in the Products operating and maintenance manuals; (iv) failures resulting from Purchaser’s failure to apply software or firmware updates made available by Active Power, or (v) any Product from which the serial number has been removed.

Active Power reserves the right to modify, alter and improve any part or parts without incurring any obligation to replace any part or parts previously sold without such modified, altered or improved part or parts.

No person is authorized to give any other warranty or to assume any additional obligation on Active Power’s behalf unless made in writing and signed by an officer of Active Power.

This Limited Warranty shall cease to apply if the Products are removed from the country to which they were originally shipped by Active Power.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 35

PURCHASER RESPONSIBILITIES

Purchaser is responsible for providing timely notice of potential claims hereunder, and in no event more than seven (7) days of discovery of a potential Product problem.  Purchaser is also responsible for any rigging and drayage necessary to move equipment to facilitate repair or to install replacement parts, local sales taxes if applicable, providing Active Power access to all electronically stored data in the Products, and any failures resulting from Purchaser’s delay in making the Product available after being notified of a potential Product problem.

IF OTHERWISE APPLICABLE, THE VIENNA CONVENTION (CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS) IS EXCLUDED IN ITS ENTIRETY.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 36

EXHIBIT D
INSURANCE

1.
Workers’ Compensation or Social Scheme and Employers Liability Insurance.  Workers’ Compensation Insurance shall be provided as required by any applicable law or regulation having jurisdiction over Supplier employees.  If the jurisdiction has a Social Scheme, Supplier agrees to be in full compliance with the laws thereof.  Employers Liability Insurance shall be provided in amounts not less than $1,000,000 USD each accident for Bodily Injury by accident and $1,000,000 USD each employee for Bodily Injury by disease.  Where permitted by law, such policies shall contain waivers of the insurer’s right of subrogation against HP, its subsidiaries, officers, directors and employees.

2.	General Liability Insurance (aka “Public Liability” or “Civil Liability”). Supplier shall carry Commercial General Liability Insurance with limits of liability and coverage as indicated below:

•	Premises;
•	Operations;
•	Independent Contractors;
•	Products-Completed Operations;
•	Personal Injury;
•	Advertising Injury;
•	Liability Assumed under an Insured Contract

Commercial General Liability (Occurrence) policy limits shall be not less than $1,000,000 per occurrence (combined single limit for bodily injury and property damage, $1,000,000 for Personal Injury Liability, $1,000,000 Aggregate for Products and Completed Operations, and $2,000,000 General Aggregate).  HP, its subsidiaries, officers, directors and employees shall be named as Additional Insureds under the policy.  It is agreed the insurance afforded such Additional Insureds shall apply as primary insurance and that any other insurance carried by HP shall be excess only and shall not contribute with this insurance.  If “claims made” policies are provided, Supplier shall maintain such policies, including unimpaired aggregate limits at the above stated minimums, for at least three years after the expiration of the Term.

3.
Automobile Liability Insurance.  Such insurance shall include coverage for Bodily Injury and Property Damage Liability, including Automobile Contractual Liability and shall apply to all owned, hired, and non-owned autos.  The limit of liability shall not be less than $1,000,000 combined single limit for each accident.

4.	Certificate of Insurance. Upon HP request, Supplier shall furnish Certificates of Insurance acceptable to HP before any Services are commenced or Deliverables are delivered hereunder by Supplier.

5.
General.  All insurance policies will be written by a company authorized to do business in the territory and jurisdiction where the project is located.  In no event will the coverage or limits of any insurance maintained by Supplier under this Exhibit, or the lack or unavailability of any other insurance, limit or diminish in any way Supplier’s obligations or liability to HP under this Agreement.  Any acceptance of insurance certificates by HP shall not limit or relieve Supplier of the duties and responsibilities assumed by it under this Agreement.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 37

EXHIBIT E
 GENERAL SAFETY AND SECURITY POLICIES

1.
SECURITY - Supplier personnel must obtain and wear proper identification badges in order to go unescorted on HP property.  Badges may be obtained through the HP Project Manager.  The HP Project Manager will arrange for badges to be available from Security and may be picked up at the appropriate lobby.

2.	WORK AREAS - Unless called for by special conditions, Supplier workers are expected to confine their activities to the immediate job site and necessary access.

3.	PARKING AND STORAGE SPACE - Parking space for Supplier vehicles and areas for the storage of materials, equipment, and debris will be specified by the HP Project Manager.

4.
LOANING OF EQUIPMENT - As a general rule, the Supplier will provide his own tools and equipment.  In circumstances where it may be expedient to borrow HP equipment, an Equipment Loan Agreement is completed and approved by the HP Project Manager.

5.
FIRST AID - Suppliers are expected to comply with OSHA regulations as far as first aid for their own personnel is concerned.  Supplier’s people may obtain minor first aid treatment from the nearest available HP nurse.  Supplier’s employees are also expected to report injuries to their own Supervisor who will arrange further treatment on the outside if needed.

6.	PERSONAL PRACTICES - The use of alcohol or unauthorized drugs on HP property is strictly prohibited. Horseplay, skylarking and similar unsafe behavior is prohibited on HP property.

7.	ACCIDENT INVESTIGATION - All accidents on HP property involving Personnel will be investigated jointly by the Supplier and HP Project Manager. Evidence of the accident will be carefully preserved.

8.
INSTRUCTION OF HP PERSONNEL - When construction conditions expose HP employees to special hazards, the HP Project Manager will advise the HP Safety Staff as to the need for instructing employees in the area on any special precautions that need to be observed.

9.
INSTRUCTION OF SUPPLIER PERSONNEL - Normally, giving of safety instructions to the Supplier’s workers is the responsibility of their own Supervisor.  However, the HP Project Manager may request the HP Safety Staff to review special hazards that may exist and to advise the Supplier to issue appropriate instructions to all Personnel involved.

10.
PERIODIC INSPECTIONS - Supplier is expected to perform frequent inspections of the job for the purpose of detecting and correcting unsafe conditions and practices.  Depending on the size of the job, the HP Project Manager and members of the HP Safety Staff will reserve the right to survey the job site on HP or Customer property for the purpose of evaluating safety conditions and practices.

11.	SAFETY EQUIPMENT - As the employer, Supplier is responsible for providing for its workers whatever safety appliances are needed to safely perform the Services.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 38

EXHIBIT F
DRUG TESTING AND BACKGROUND CHECKS

The term “Covered Individual” as used in the following paragraphs, means any employee, agent or Subcontractor of the Supplier who is expected to, or who does perform Services under this Agreement at any Site.

1.	Drug Testing

1.1.	Supplier shall certify that each of its Covered Individuals is “drug free”. Supplier shall not assign any person to HP in violation of this certification requirement.

1.2.
As used in this certification, “drug free” shall mean that the Covered Individual shall have passed a drug screen within one month prior to performing services under this Agreement.  Supplier will use a reputable drug screening laboratory to perform the tests, which shall include screening for and at the cut off levels set for the five classes of drugs identified by the Substance Abuse and Mental Health Services Administration (SAMSHA).  [Generally:  Cannabinoids, Cocaine, Opiates, Phencyclidine, and Amphetamines].

2.	Background Checks

2.1.	Supplier shall conduct a background check on all Covered Individuals within one month prior to performing any services under this Agreement.

2.2.	The background check shall include, at a minimum:

2.2.1.	Criminal background check for the past 7 years (or for a lesser time period if restricted by law);

2.2.2.	Driving record for the past 3 years (or for a lesser time period if restricted by law) if driving is a requirement of the Covered Individual’s job assignment.

2.3.
The criminal background check must be performed in all cities, counties, states and federal court jurisdictions where the Covered Individual resided or worked during the specified time period.  Both felony and misdemeanor records must be checked.

2.4.	Supplier shall not assign any person to perform Services under this Agreement who has been convicted of a crime that is job related or would present safety or security risks.

2.5.
Individuals with a conviction(s) for any of the following crimes should not be assigned to perform services under this Agreement:  crimes against persons; crimes involving weapons, explosives or arson; crimes involving the use/misuse of a computer/network; crimes involving trade secret/proprietary information theft, burglary, theft, embezzlement, corruption, bribery, forgery, fraud, receiving stolen property; or crimes involving the possession, manufacture, transportation or sale of illegal drugs and controlled substances.

2.6.	Any other consideration discovered during the background check that would be a potential business concern should be communicated to the HP Program Manager before utilizing such person.

3.	Subcontracted Services

3.1.	Should any portion of the Services be subcontracted, Supplier shall ensure the same tests and checks are performed by its Subcontractors.

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 39

EXHIBIT G
CHANGE ORDER FORM

Change Order Form
HP Agreement # <Insert> Date of Relevant SOW: <Insert>	Change Request# <Insert>
Requestor: <Insert> Position: <Insert>	Change Request Date: <Insert>
Change Priority: <High, Medium, Low>	Desired Change Start Date: <Insert>
Change Request
(a)	Describe requested change to Services and/or Deliverables. Specify impact on price, schedule, delivery requirements, staffing, payments and/or acceptance criteria.
(b)	For Supplier initiated changes, also provide justification for the proposed change, explanation of benefit to HP and impact (if any) should HP choose not to implement the proposed change.
Approval
Change Order Approved and Accepted:

Active Power, Inc.	HP

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Active Power, Inc.	HP Confidential
HP Agreement# CW196597	Page - 40

EXHIBIT H
HP GLOBAL TRADE REQUIREMENTS

1.	General. This document may not be modified by any addendum, exhibit, attachment, or any other agreement without prior written approval from HP Global Trade.

2.
Technology Letter of Assurance.  Supplier assures that it, and/or Personnel, coming into contact with HP Restricted technology in the performance of Services, will not export, release or transfer by any means or method any HP Restricted technology, consisting of technical data and technical assistance, the direct product of such restricted technical data and technical assistance, software and the source code for such software, obtained by Personnel under this Agreement, to certain controlled countries and the nationals of such countries identified in country groups D:1, E:1 and E:2, as identified in Supplement No. 1 to Part 740 of the U.S. Export Administration Regulations (See http://www.access.gpo.gov/bis/ear/pdf/740spir.pdf) without having first obtained any required government authorization.

3.
Screening. Supplier shall be fully responsible for the "screening" of its transactions, and sub-contractors, component suppliers, vendors and all other third parties who may assist Supplier in fulfilling its responsibilities under this Agreement.  Supplier will exercise commercially reasonable care and due diligence to ensure such third parties are not knowingly:

a.	Identified as, or engaged in, prohibited nuclear, missile, chemical or biological weapons of mass destruction end users or end uses, respectively.

b.	Associated with circumstances and/or engaged in activities such as to suggest a risk of illegal diversion to an unauthorized party.

c.	Requiring Supplier to accept prohibited Boycott terms or conditions.

d.	Located in a US or UN Embargoed country.

e.	Subject to U.S. and other national government trade sanctions or controls, such as, but not limited to, those reflected in the U.S. lists of the entities of such parties promulgated in or as a:

i.	Denied Persons List; The Entity List; and the Unverified List (Bureau of Industry and Security, U.S. Department of Commerce)

ii.	Specially Designated Nationals and Blocked Parties List (Office of Foreign Assets Control, U.S. Department of Treasury)

iii.	The List of Debarred Parties; United Nations Security Council Embargoed Persons and Entities (Directorate of Defense Trade Controls, U.S. Department of State).

iv.	Designated Foreign Terrorist Organization (Office of Coordinator for Counterterrorism, U.S. Department of State)

v.	Parties Engaged in Prohibited Proliferation Activities (Bureau of Nonproliferation, U.S. Department of State).

4.
Services.  Supplier warrants that: (i) the products, software, technology, and other materials provided under this Agreement are subject to U.S. and other national governments and agrees to assume responsibility for complying with Applicable Laws including but not limited to laws and regulations governing transfer of products to users subject to the U.S. and other government sanctions, and for obtaining required export, re-export, in-country transfer, and import authorizations.  Supplier agrees that before releasing, transferring, or exporting any products, software, technology, technical data or technical assistance to Country Groups D:1, E:1 and E:2 as identified in Supplement No. 1 to Part 740 of the U.S. Export Administration Regulations (see http://www.access.gpo.gov/bis/ear/pdf/740spir.pdf): (i) Supplier will obtain any required US government authorization; and (ii) if any such restricted software, technology, technical data or technical assistance is provided by HP, Supplier will obtain written authorization from HP.

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HP Agreement# CW196597	Page - 41

5.	Record Keeping.

a.
Each Supplier site must maintain a system for retention, retrieval and reproduction of original shipping, export and import and other trade-related documentation (“Trade Control Records”) pertaining to the international transport of HP commodities, software, and technology (“Items”) to the Supplier, as well as records pertaining to the screening of Personnel deployed to work at a site.  This record-keeping system shall be required for six calendar years from the acceptance date for Services or from the date of each shipment or transmission.  Such record keeping system will comport with the legal requirements of the U.S. and other nations including, but not limited to, requirements set out in Parts 762 and 772, U.S. Department of Commerce, Export Administration Regulations.

b.
Supplier, upon receipt of written notice from HP, will collect, reproduce if required, and provide to HP (at Supplier’s expense) originals and/or satisfactory copies of 100% of the Trade Control Records as HP may request.  All HP requests for Trade Control Records must be fulfilled within 10 business days of HP’s written request, or the response date required by an official government record production request or subpoena, which ever is the lesser time for response.  Supplier will not destroy or render inaccessible any of the Trade Control Records relating to HP transactions, without having first obtained the express written permission from HP.

6.
Trade Control Records as HP may request.  All HP requests for Trade Control Records must be fulfilled within 10 business days of HP’s written request, or the response date required by an official government record production request or subpoena, which ever is the lesser time for response.

7.
Shipping Documentation Requirements.  All text must be in English and all monetary amounts must be represented in US dollars.  If it is required by any applicable law to have the documentation in any other language, then an English translation shall be provided and the English version documentation shall prevail over such other language documentation.

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HP Agreement# CW196597	Page - 42